ARTICLES OF AMENDMENT


         Articles of Amendment of the Articles of Incorporation of THE BULLHIDE LINER CORPORATION, are herein executed by and said Corporation pursuant to provisions of RCW 23B.10.060 as follows:

         1. The name of the Corporation is THE BULLHIDE LINER CORPORATION.

         2. Article 4 to the Articles of the Incorporation shall be amended to read as follows:

                                ARTICLE 4-SHARES

                  The total number of shares of Common Stock which the Corporation is authorized to issue shall be increased by 50,000 shares to 100,000 shares of $1.00 par value stock. Thereafter, the Common Stock shall be split forward on a 500 to 1 ratio so that the total authorized Common shares shall be 50,000,000 at $.002 par value. The Preferred Stock shall be split forward on a 100 to 1 ratio so that the total authorized Preferred shares shall be 1,000,000 at $1.00 par value. All current Shareholders shall exchange their current Stock Certificates for new Stock Certificates to reflect the foregoing forward splits.

                  The designations and the preferences, limitations and rights, in respect of the different classes of capital stock of the Corporation shall in all other respects remain the same as described in the Articles of Amendment filed on June 8, 1994.

         3. The date of the adoption of said Amendment by the Shareholders of said Corporation is the 1st day October, 1996, in accordance with provision of RCW Section 23B.10-030 and RCW Section 23B.10.040.

         4. The number of shares outstanding of said Corporation is 10,000 Common and 600 Preferred. The number of shares entitled to vote on said Amendment was 10,000 Common and 600 Preferred.

         5. The number of shares voted for and against said Amendment, respectively, were as follows:

                           For Amendment:           10,000 Common
                                                       600 Preferred
                           Against Amendment:          -0- shares


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         DATED this 30th day of October, 1996.

                                             THE BULLHIDE LINER CORPORATION


                                             By:/s/ Ron Grossman
                                             -------------------
                                                   President


                                             By:/s/ Charyle Hart-Grossman
                                             ----------------------------
                                                   Secretary



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